                                                                   EXHIBIT 10.22

               [LETTERHEAD OF BANYAN SYSTEMS INC. APPEARS HERE]


March 19, 1997



Mr. Bob Burke
30 Allen Circle
Boxford, MA 01921

Dear Bob:

It is my pleasure to offer you the position of Senior Vice President, Worldwide Sales and Service of Banyan Systems Incorporated ("Banyan" or "Company") reporting to me, and you will be appointed an Officer of Banyan. The Board, Executive Staff, and I believe your expertise will contribute significantly to Banyan's ability to attain our goals and realize our full potential.

The following items comprise the details of the offer:

A.   Compensation
     ------------

     The base salary will be $9,230.76 biweekly, or $240,000 annualized.

B.   Sign-on Stock
     -------------

     You will receive 20,000 shares of non-qualified stock options, subject to approval by the Board of Directors and in accordance with the applicable terms and conditions of Banyan's 1992 Stock Incentive Plan. These options will be priced at fair market value on the date of approval and will become fully vested on your first day of employment with Banyan.

C.   Executive Bonus and Stretch Bonus
     ---------------------------------

     You will be eligible to participate in an Executive Bonus Plan which is targeted at an annualized rate of 50% of your base salary, or $120,000. Payment of this bonus will be based upon a combination of Company performance and your achievement of your individual objectives which will be defined by Banyan during your first month of employment. In addition, there will be opportunity for you to earn an annual Stretch Bonus of $40,000. Fifty percent of this Stretch Bonus will be paid upon your completion of an annual set of plans and objectives which are accepted by Banyan. The remaining 50% of this Stretch Bonus will be paid upon your successful achievement of such plans and objectives.

D.   First Year Guarantee
     --------------------

     During your first year of employment you will be guaranteed your base salary ($240,000) plus a portion of your Executive Bonus ($90,000) totaling $330,000 ("First Year Guarantee"). In the event of separation you will receive your First Year Guarantee on a prorated basis as of the effective date of termination.

E.   Stock
     -----

     You will receive the following non-qualified stock options, subject to the approval of the Board of Directors and in accordance with the applicable terms and conditions of Banyan's 1992 Stock Incentive

               [LETTERHEAD OF BANYAN SYSTEMS INC. APPEARS HERE]

Mr. Bob Burke                       Page 2                        March 19, 1997



     Plan. These options will be priced at fair market value on the date of approval and will vest in accordance with the following schedule:

     . 100,000 non-qualified stock options: 50,000 non-qualified stock options with a 2-year vesting schedule (i.e. 25,000 non-qualified stock options after one year of employment and 25,000 non-qualified stock options after two years of employment) and 50,000 non-qualified stock options with a 4-year vesting schedule (i.e. 12,500 non-qualified stock options after years one, two, three and four of employment).

     . In the event of a Change in Control, (defined below), 50% of your unvested non-qualified stock options will become fully vested and immediately available for exercise in accordance with the applicable terms and conditions of Banyan's 1992 Stock Incentive Plan.

F.   Benefits
     --------

     . You will be eligible to acquire group medical, dental, disability and life insurance through the Company. Coverage for you and your dependents will commence on your first day of employment, subject to any insurers' eligibility requirements and the payment of any applicable employee contributions.

     . We encourage our executives to take vacation and will make you immediately eligible for four weeks vacation. You will accrue four weeks of vacation each year on your anniversary date.

G.   Protection in the Event of Termination or Material Reduction in
     ---------------------------------------------------------------
     Responsibilities
     ----------------

     Termination by Banyan

     If, either during or after the first year of your employment with Banyan, your employment is terminated by Banyan for any reason, except For Cause, Banyan will provide you the following payments and benefits, and any such payments and benefits shall be in lieu of any other compensation set forth in this letter:

     . Banyan will pay you on a biweekly basis the difference between any outside earnings and your Banyan base salary for nine months from the effective date of your termination.

     . Banyan will pay you all bonuses you have earned or that are guaranteed (on a pro-rata basis) as of the effective date of your termination.

     . Banyan will provide nine months of continued medical, dental and life insurance for you and your family from the effective date of your termination, subject to the payment of any applicable employee contributions.

     . Banyan will accelerate the vesting of those unvested non-qualified stock options which would have become fully vested within the nine month period following the effective date of your termination, which would be available for exercise in accordance with the applicable terms and conditions of Banyan's Stock Incentive Plan.

     Termination by Employee Due to Change or Material Reduction in Responsibilities

     You may, within 60 days from the occurrence of any "Change or Material Reduction of Responsibilities" (defined in Section G.2.) and upon 30 days prior written notice to Banyan, voluntarily terminate your employment with Banyan and receive the following payments and benefits and any such payments and benefits shall be in lieu of any other compensation set forth in this letter.

               [LETTERHEAD OF BANYAN SYSTEMS INC. APPEARS HERE]

Mr. Bob Burke                       Page 3                        March 19, 1997



     . Banyan will pay you on a biweekly basis the difference between any outside earnings and your Banyan base salary for nine months from the effective date of your termination.

     . Banyan will pay you all bonuses you have earned or that are guaranteed (on a pro-rata basis) as of the effective date of your termination.

     . Banyan will provide nine months of continued medical, dental and life insurance for you and your family from the effective date of your termination, subject to the payment of any applicable employee contributions.

     . Vesting of unvested non-qualified stock options will continue for nine months from the effective date of your termination.

For purposes of this letter, the following terms shall have the following respective meanings:

     (1) Termination of employment for cause ("For Cause") shall mean termination by reason of (a) any act involving dishonesty, gross negligence or serious misconduct, or (b) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony.

     (2) A change or material reduction in responsibilities ("Change or Material Reduction in Responsibilities") shall be deemed to occur if : (i) your responsibilities are reduced, for reasons other than For Cause, from managing worldwide sales and service or you are no longer an Officer of the Company; or, (ii) Banyan removes you from the position of Senior Vice President, Worldwide Sales and Service for reasons other than For Cause; or, (iii) Banyan reduces your base salary and Executive Bonus, for reasons other than For Cause; or, (iv) you are no longer a direct report of W. P. Ferry; or, (v) if W. P. Ferry is no longer the CEO of Banyan.

     (3) A change in control ("Change in Control") of the Company shall be deemed to occur if and only if (a) any person or entity (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company is substantially the same proportion as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities and Exchange of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding voting securities (b) a merger or consolidation of the Company following which the voting securities of the Company outstanding immediately prior thereto do not continue to represent more than 50% of the combined voting power of the voting securities of the Company or the entity outstanding immediately after such merger or consolidation, or (c) a sale of all or substantially all of the assets of the Company.

H.   Contract Term
     -------------

     This contract is valid for the duration of your employment subject to a 30 day notice period for cancellation by you and a 90 day notice period of cancellation by Banyan.


Please confirm your acceptance of this offer for employment no later than March 20, 1997, by signing this letter and providing your start date where indicated below, and by signing the enclosed Employee Patent and Confidential Information Agreement. Please return both documents to me at your earliest convenience.

In addition, you will be required to provide proof of eligibility to work in the United States per federal legislation. A listing of required documentation (Form I-9) is also enclosed.

               [LETTERHEAD OF BANYAN SYSTEMS INC. APPEARS HERE]

Mr. Bob Burke                       Page 4                        March 19, 1997



Bob, I want you to know that I look forward with great excitement to the prospect of your leading Banyan's Worldwide Sales and Service organization. I am confident you will be highly successful.

Sincerely,

/s/ William P. Ferry

William P. Ferry
President and Chief Executive Officer

WPF/smc

cc:  John F. Burton, Chairman of the Board

Attachments:   Employee Patent and Confidential Information Agreement
               Form I-9



Accepted:
--------


/s/ Bob Burke                                     3/19/97
----------------------------------------        -------------------
Bob Burke                                       Start Date